EXHIBIT 20.1
NATIONAL BEVERAGE CORP.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
I. PURPOSE
The Audit Committee (the “Committee”) reports to the Board of Directors (the “Board”). Its primary function is to assist the Board in fulfilling its responsibilities to shareholders relating to financial accounting and reporting, the system of internal controls established by management and the adequacy of auditing relative to these activities. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Board, the independent auditors, and the financial management of the Company.
As with the Board, the Committee has oversight, not managerial duties and authorities, in discharging its responsibilities. Accordingly, it is not the responsibility of the Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles; rather, those matters are the responsibility of management and the outside auditor. Similarly, it is not the responsibility of the Committee to conduct investigations, to assure compliance by the Company with the federal securities laws or other legal requirements or to assure compliance with laws or the Company’s corporate compliance program or any code of ethics. The Committee will, of necessity, rely upon management and the outside auditors in carrying out the responsibilities specified in this Charter.
II. COMPOSITION
The Committee of the Board shall be comprised of at least three directors elected annually by the Board, each of whom shall be independent of management of the Company and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.
III. RESPONSIBILITIES
     Subject to Section I above, the Committee responsibilities are as follows:
•	Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Committee or at the request of the independent accountants;

•	Approving an agenda for the ensuing year for the internal audit department;

•	Reviewing the performance of the independent accountants and making recommendations to the Board regarding the appointment or termination of the independent accountants;

•	Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;

reviewing and approving the independent accountants’ annual engagement letter; reviewing and approving the Company’s internal audit charter, annual audit plans and budgets; having the ability to direct the special attention of the internal auditors to specific matters or areas deemed by the Committee or the auditors to be of specific significance; and authorizing the internal auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

•	Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

•	Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

•	Reviewing the Company’s audited financial statements and the independent accountants’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

•	Reviewing the reports of the independent auditors to assess the adequacy of the Company’s system of internal control;

•	Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

•	Providing an independent, direct communication between the Board, internal auditors and independent accountants;

•	Reviewing with appropriate Company personnel the actions to ensure compliance with the Company’s Code of conduct and the results of confirmations and violations of such Code;

•	Reporting through its Chairman to the Board following the meetings of the Committee;

•	Maintaining minutes or other records of meetings and activities of the Committee;

•	Reviewing the powers of the Committee annually and reporting and making recommendations to the Board on these responsibilities;

•	Conducting or authorizing investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation; and

•	Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.